Exhibit 10.34

October 9, 2013

Mr. Brian P. McKeon

6 Westminster Roadway

Andover, MA 01810

Dear Brian:

This will confirm that we have agreed to the following terms and conditions regarding your separation from employment with Iron Mountain Information Management, LLC (“Iron Mountain” or the “Company”).

1.                                      End of Employment.  Your employment with Iron Mountain will terminate on December 31, 2013 (the “Termination Date”).  Effective October 31, 2013 at 11:59 PM Eastern Time, you will no longer serve as an Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated and of its subsidiaries.  Between such date through the Termination Date, your role will be to facilitate the transition of the Chief Financial Officer role and to support the Company’s Chief Financial Officer, including anyone serving in such role as acting Chief Financial Officer.  If you resign your employment with Iron Mountain prior to the Termination Date, the benefits described in Sections 2, 3 and 5 of this Agreement and benefits under the Iron Mountain Companies Severance Plan Severance Program No. 1 will be forfeited. Notwithstanding the foregoing, if you accept or announce your acceptance of a position with any entity other than Iron Mountain, its subsidiaries, or affiliates, such acceptance or announcement shall not be interpreted either as a resignation from your employment or a notification of your intent to resign, and shall not otherwise impact your right to severance pay and other benefits under this Agreement, the Iron Mountain Companies Severance Plan Severance Program No. 1, or the Iron Mountain Companies Severance Plan, as applicable; provided, however, that you remain an employee of Iron Mountain through the Termination Date.

2.                                      Severance Pay.  Provided that you (a) sign this Agreement and do not revoke your signature and (b) comply with all of your obligations set forth herein and under Section 3.4(a) of the Iron Mountain Companies Severance Plan Severance Program No. 1, then Iron Mountain will provide you with the benefits set forth in Severance Program No. 1.  Pursuant to Section 3.1(c) of Severance Program No. 1, your Target Bonus Payment will be calculated as follows:  100% of your base salary on the effective date of termination multiplied by your average payout percentage based upon financial performance and individual performance goals for 2011, 2012 and 2013.  The timing of your Severance Pay is governed by Severance Program No. 1.  In addition, pursuant to Section 3.3 of Severance Program No. 1, you will be credited with an additional twelve months of vesting service as of your Termination Date with respect to outstanding options and RSUs, and such additional vesting service as necessary to fully vest you in your earned PUs for 2011, 2012 and 2013.  Finally and subject to the approval of the Compensation Committee of the Board of Directors of Iron Mountain Incorporated, with respect to each outstanding option (each, an “Option”) to purchase the common stock of Iron Mountain Incorporated, par value $0.01 (the “Common Stock”), pursuant to option agreements between you and Iron Mountain (each, an “Option Agreement”), Section 3(c) of each such Option Agreement shall be amended to provide that said Option shall be exercisable for an additional 120 days (or on the Expiration Date, as that term is defined in the Option Agreement, if earlier).  Thus, if an Option is exercisable for a period of

60 days following termination of the “Relationship,” as that term is defined in the Option Agreement, such Option shall instead be exercisable for a period of 180 days following termination of the “Relationship,” as that term is so defined.

3.                                      Benefits.  All Company benefits will end on your Termination Date except as otherwise provided herein.  After your Termination Date, which is also your COBRA qualifying date, you may elect to continue your health and dental coverage at your own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Pursuant to Section 3.2(a) of Severance Program No. 1, the Company will continue to pay the employer share of the cost of coverage until the earlier of 52 weeks following your termination or the date on which your eligibility for COBRA coverage ends.  In order for COBRA coverage to start and the Company to start contributing towards such coverage, you must complete the COBRA election form and return it to Iron Mountain’s COBRA vendor.

In accordance with Section 3.2(b) of Severance Program No. 1, you are also eligible for up to nine months of outplacement services (through Essex Partners).

Certain Iron Mountain benefits such as our life insurance and disability benefits are portable and you may continue them at your own expense.  Please contact the Benefits Department if you are interested in continuing these benefits.

4.                                      Vacation.  Iron Mountain will pay you any accrued but unused vacation time on your Termination Date.

5.                                      Unemployment Compensation.  Iron Mountain will not contest or appeal any claim for unemployment compensation benefits that you may file after the Termination Date.

6.                                      Reference Requests.  Consistent with its current policy, Iron Mountain responds to requests for employment references by confirming your job title and dates of employment with Iron Mountain.

7.                                      General Release of Claims.  In exchange for the promises and payments described in this Agreement, you must execute and return the attached form of Release.  If you sign and date the Release prior to the Termination Date, you may be required to sign a second, identical Release on the Termination Date in order to waive any claim(s) that may have arisen between the date you signed the attached Release and the Termination Date.

You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against Iron Mountain pending before any governmental agency or court of law relating to your employment and/or the termination thereof.  You acknowledge that any workplace injuries you may have sustained during the course of your employment with Iron Mountain have resolved and you have no new injuries to report.

8.                                      Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act of 1990 (“OWBPA”).

Because you are over the age of 40 you have certain rights under the ADEA and the OWBPA.  You therefore understand, acknowledge and agree that:

a)                         This waiver is written in a manner that you understand;

b)                         In signing the Agreement, you are not waiving rights or claims that may arise after the date that this waiver is executed;

c)                          Under this Agreement you are waiving rights or claims only in exchange for compensation you would not otherwise be entitled to receive;

d)                         You have the right the review this Agreement with an attorney before signing the Agreement, and you have voluntarily chosen whether or not to consult with counsel before signing the Agreement; and

e)                          You may take at least 21 days to review this Agreement before you decide to sign the Agreement, and if you sign the Agreement before the end of that 21-day period you have voluntarily waived the remainder of this review period.

Should you choose to execute this Agreement, you will have a period of seven days from the date of execution to change your decision and rescind your signature (the “Rescission Period”).  This Agreement shall not become enforceable until this Rescission Period has expired.  If you choose to rescind the Agreement you must deliver a written and signed notice of your rescission to Timothy Riley, Senior Vice President, Iron Mountain, 745 Atlantic Avenue, Boston, Massachusetts 02111 within this seven-day period.

9.                                      Affirmation of Continuing Obligations.  You hereby acknowledge and affirm your continuing obligations under the Iron Mountain Employee Confidentiality and Non-Competition Agreement, a copy of which is attached.  You acknowledge that your continued compliance with these obligations is a condition of your receiving the severance payments and benefits provided for in this Agreement.

10.                               Return of Property.  All equipment, documents and materials provided to you during your employment by Iron Mountain are the sole property of Iron Mountain.  You agree to return to Iron Mountain all such property within your possession or control, including, but not limited to, a laptop, Blackberry, cell phone, credit cards, customer and personnel records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, and all other property belonging to Iron Mountain no later than the Termination Date.

11.                               Confidentiality.  You agree to keep strictly confidential the terms of this Agreement, except that you may disclose the terms of this Agreement to your immediate family, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, as required by a court order, and to the extent necessary to file a claim for unemployment compensation benefits or enforce the terms of this Agreement.

12.                               Nondisparagement.  You agree not to take any action or make any statement, written or oral, or make any posting on any website, blog or by other electronic means, that would reasonably be interpreted to disparage Iron Mountain or its affiliates, or any of their respective officers, directors, employees or agents, or that has the intended or foreseeable effect of harming the business reputation of any such entity or person.  The CEO and his direct reports agree that they shall not take any action or make any statement, written or oral, or make any posting on any website, blog or by other electronic means, that would reasonably be interpreted to disparage you.

13.                               Remedies.  If you breach any term of this Agreement, Iron Mountain may commence legal action and pursue any of its available legal and equitable remedies, and may suspend and recover any and all payments and benefits made or to be made under this Agreement.

14.                               Successors and Assigns.  The rights and obligations of this Agreement shall inure to the benefit of the successors and assigns of Iron MountainThis Agreement may not be assigned by you, except to your heirs upon your death.

15.                               Enforceability; Severability.  If a court finds any term of this Agreement to be invalid or unenforceable, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

16.                               Law Governing; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.  You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all such matters.

17.                               Entire Agreement; No Representations.  This Agreement constitutes the entire agreement between you and Iron Mountain concerning the terms and conditions of your separation from employment with Iron Mountain and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and Iron Mountain, except as otherwise specifically referenced herein.  You agree that Iron Mountain has not made any representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

18.                               Modification and Waiver.  This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of Iron Mountain.  The failure of you or Iron Mountain at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

19.                               Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, that you fully understand its terms, and that you have entered into this Agreement knowingly and voluntarily.

Please indicate your acceptance of this Agreement by signing both copies and returning one copy in the enclosed envelope to Timothy Riley, Senior Vice President, Iron Mountain, 745 Atlantic Avenue, Boston, Massachusetts 02111.  Please keep the other copy for your records.

Very truly yours,

/s/ Ernest W. Cloutier
Ernest W. Cloutier
Executive Vice President and General Counsel

ACCEPTED AND AGREED:

/s/ Brian P. McKeon	Date:	10/9/13
Brian P. McKeon